Exhibit 99.1

CONTACT: David Foy (203) 458-5850

WHITE MOUNTAINS REPORTS ADJUSTED BOOK VALUE PER SHARE OF $406,
UP 7% IN THE QUARTER.

HAMILTON, Bermuda (October 30, 2009) — White Mountains Insurance Group, Ltd. reported an adjusted book value per share of $406 at September 30, 2009, an increase of 7% for the quarter and 15% for the first nine months of 2009, including dividends.

Ray Barrette, Chairman and CEO, commented, “We had another strong quarter.  Investment gains led the way with a 4% total return. OneBeacon grew book value per share by 8% and had an improved combined ratio.  White Mountains Re had excellent underwriting results, helped by continued low catastrophe claims. Esurance was profitable and made good progress in improving new business production.  The Life Re business had a stable quarter. We have regained our financial flexibility and continue to maintain a strong balance sheet and strong capital position.  I expect continued improvement as we remain disciplined in generally soft market conditions.”

Adjusted comprehensive income was $243 million for the third quarter and $469 million for the first nine months of 2009, compared to adjusted comprehensive loss of $409 million and $426 million for the comparable 2008 periods.  Net income for the third quarter was $160 million, compared to a net loss of $277 million, while net income was $370 million in the first nine months of 2009, compared to a net loss of $343 million.

OneBeacon

OneBeacon’s book value per share increased 8% in the third quarter and 24% in the first nine months of 2009, including dividends. The GAAP combined ratio for the third quarter of 2009 was 97% compared to 100% for the third quarter of last year, while the GAAP combined ratio for the first nine months of 2009 was 95% compared to 98% for the first nine months of last year.  The third quarter of 2009 included 4 points of catastrophe losses compared to 6 points of catastrophe losses in the third quarter of 2008.  The third quarter and first nine months of 2009 each included 4 points of net prior year favorable loss reserve development compared to 4 points and 2 points of net prior year favorable loss reserve development in the third quarter and first nine months of last year.

Mike Miller, CEO of OneBeacon, said, “We are pleased with our third quarter results, which were driven by a solid 4% investment return and 97% combined ratio. We continued to profitably grow our Specialty Lines business, while persistent soft market conditions in Commercial Lines and a highly competitive personal auto market have led to continued premium declines in our Commercial and Personal Lines businesses.  We remain focused on specialization, underwriting discipline and sound capital management.”

Net written premiums were $504 million for the third quarter and $1,471 million for the first nine months of 2009, a decrease of 6% and 1% from the comparable periods of 2008.  Specialty Lines premiums increased by 11% for the third quarter, with premium growth across most specialty businesses, and 23% for the first nine months, largely driven by the collector car business and Entertainment Brokers International, which was acquired in the third quarter of 2008.  Personal Lines premiums decreased by 21% for the quarter and 17% for the first nine months, principally resulting from premiums ceded under a new quota share treaty designed to reduce property catastrophe exposure from homeowners business. Commercial Lines premiums decreased by 9% for the quarter and 8% for the first nine months of 2009, which reflects the continued competitive conditions.

White Mountains Re

White Mountains Re’s GAAP combined ratio for the third quarter of 2009 was 79% compared to 127% for the third quarter of last year, while the GAAP combined ratio for the first nine months of 2009 was 82% compared to 111% for the first nine months of last year.  Excluding the impact of a cession under a retrocessional reinsurance contract described below, the combined ratio for the third quarter and first nine months of 2009 was 85% and 84%.   Both 2009 periods benefited from lower catastrophe activity.  The third quarter of 2009 included 10 points of catastrophe losses, net of reinsurance and reinstatements, primarily from windstorm and flood losses in Europe, compared to 44 points in the third quarter of 2008, primarily from hurricane Ike and European hailstorms.  The first nine months of 2009 included 7 points of catastrophe losses compared to 19 points of catastrophe losses in the first nine months of last year.  The third quarter and first nine months of 2009 included 9 and 4 points of prior year favorable loss reserve development, primarily related to the cession described below, compared to 2 points and 11 points of unfavorable development in the third quarter and the first nine months of 2008.  Gross written premiums declined 6% for the quarter and 8% for the nine months.

Allan Waters, CEO of White Mountains Re, said, “Our results are satisfying and benefited from the absence of hurricane losses this year.  All of our underwriting centers are executing well in mostly soft market conditions.  We continue to see a strong flow of submissions in all lines of business.  Fundamentals are improving significantly in the aviation and credit lines.  We are maintaining our pricing and risk selection discipline in the face of softening conditions in the casualty line.  We successfully reorganized our Bermuda platform as a branch of Sirius and in the process contributed an additional $200 million of capital to Sirius.  Our balance sheet is strong and we are well-positioned to react to new business opportunities as they emerge.”

In the third quarter of 2009, White Mountains Re ceded $20 million of losses and $10 million of premiums under a retrocessional reinsurance contract related to the 2001 accident year.  In addition, there were $7 million of interest charges on funds held under the contract.  As a result, the total impact of the cession was to increase net pre-tax income by $3 million ($2 million after-tax).

Esurance

Esurance’s GAAP combined ratio for both the third quarter and the first nine months of 2009 was 102% compared to 102% and 107% for the third quarter and first nine months of last year. The loss and LAE ratio was 72% for both the third quarter and first nine months of 2009 compared to 73% and 77% in the third quarter and first nine months of last year. The decreases in the loss and LAE ratio were largely due to the impact of selective rate adjustments made in late 2007 and early 2008 and lower claims frequency as a result of reduced driving. In the third quarter of 2009, Esurance had a slight increase in claim frequency, reversing the trend observed in the previous four quarters. The expense ratio was 30% for both the third quarter and first nine months of 2009, generally consistent with the third quarter and first nine months of last year.

Gary Tolman, CEO of Esurance, said, “Overall, the third quarter was satisfactory.  We had another profitable quarter and Esurance’s loss ratio remains on target despite an uptick in claim frequency.  Esurance’s new policy sales increased 20% compared to the third quarter of last year due to a higher percentage of shoppers buying policies. Answer Financial had a good quarter with growth in both revenue and operating profit.”

Controlled premiums, which include policies sold by Answer Financial, were $296 million and $861 million in the third quarter and first nine months of 2009 compared to $298 million and $892 million in the third quarter and first nine months of last year. Gross premiums written by Esurance were $206 million in the third quarter and $600 million in the first nine months of 2009, a 4% and 7% decrease from the comparable periods of 2008. As of September 30, 2009, the Esurance segment had 765,000 policies-in-force, including 294,000 policyholders at Answer Financial. The Esurance segment added approximately 20,000 policies-in-force during the first nine months of 2009.

Other Operations

White Mountains’ Other Operations segment’s pre-tax net loss in the third quarter was $10 million compared to $16 million of pre-tax net loss in the third quarter of last year, while pre-tax loss was $86 million in first nine months of 2009 compared to $40 million in first nine months of last year.  The decrease in pre-tax loss in the third quarter of 2009 compared to the third quarter of 2008 was primarily attributable to an increase in the value of the Company’s investment in Symetra warrants and improved results at Life Re, partially offset by increased incentive compensation expenses. The increase in pre-tax loss in the first nine months of 2009 compared to the first nine months of 2008 was primarily attributable to Life Re and increased incentive compensation expenses, partially offset by an increase in the value of the Company’s investment in Symetra warrants.

Life Re reported $4 million in pre-tax income and $54 million in pre-tax losses in the third quarter and the first nine months of 2009 compared to $14 million and $24 million of pre-tax losses in the third quarter and first nine months of 2008.   The pre-tax losses from Life Re for both nine month periods and the third quarter of 2008 resulted from the effect of volatile market conditions on Life Re’s derivative assets and liabilities.  In addition, the Life Re results for the nine months ended 2009 include $22 million of losses from surrender assumption revisions made in the second quarter of 2009.  White Mountains continues to explore options to limit the cost of running off these contracts.

During the third quarter of 2009, White Mountains repaid the $200 million outstanding balance on its revolving credit facility, lowering its debt to total capital ratio to 20% as of September 30, 2009.

Investment Activities

The GAAP total return on invested assets for the third quarter and first nine months of 2009 was 4.3% and 8.7%, including 1.2% and 1.6% from currency gains, compared to -5.1% and -3.7%, including -0.9% and -1.6% from currency losses, for the third quarter and first nine months of last year.  Net investment income was $66 million and $205 million in the third quarter and first nine months of 2009, down from $106 million and $334 million in the third quarter and first nine months of last year.  The decline in both periods was primarily due to lower overall portfolio yields, shifts in portfolio mix to lower risk, lower yield investments and a decrease in the overall invested asset base.  In addition, net investment income in the third quarter and first nine months of 2009 was reduced by $7 million as a result of interest charges on funds held under the previously described retrocession at White Mountains Re.

Manning Rountree, President of White Mountains Advisors, said, “Our total investment portfolio had nice results for the quarter and first nine months, led by continued strong performance in corporate bonds and aided by a tailwind from dollar weakening.  Measured in local currencies, our fixed income portfolio was up 2.3% in the quarter and 6.7% in the first nine months, compared with Barclays U.S. Intermediate Aggregate returns of 3.2% and 5.9%.  Our move into corporate bonds early this year continued to pay off with a return of 5.8% in the quarter and 16.4% in the first nine months.  Our structured product portfolio also performed well, up 3.1% in the quarter and 8.1% in the first nine months, despite deteriorating economic conditions.  The aggregate fixed income portfolio remains short, liquid and high quality.  Our equity, convertible and alternative asset portfolio was up 8.7% in the third quarter and 9.7% in the first nine months, lagging the S&P 500 return over the same periods, as expected given the defensive positioning of the portfolio.”

Additional Information

During the first quarter of 2009, White Mountains adopted FAS No. 160, Noncontrolling Interests-an amendment to ARB 51  (“FAS 160”) (subsequently superceded by Accounting Standards Codification Topic 810-10).  As a result, White Mountains has changed the presentation of its financial statements for prior periods to conform to the required presentation, as follows: noncontrolling interests (previously referred to as “minority interests”) are now presented on the balance sheets within equity, separate from White Mountains’ common shareholders’ equity, and the portion of net income, extraordinary items and comprehensive income attributable to White Mountains’ common shareholders and the noncontrolling interests are presented separately on the consolidated statements of operations and comprehensive income.  The adoption of FAS 160 did not impact White Mountains’ common shareholders’ equity or adjusted book value per share.

White Mountains is a Bermuda-domiciled financial services holding company traded on the New York Stock Exchange and the Bermuda Stock Exchange under the symbol WTM. Additional financial information and other items of interest are available at the Company’s website located at www.whitemountains.com. The Company urges shareholders to refer to that document for more complete information concerning White Mountains’ financial results.

Regulation G

This earnings release includes two non-GAAP financial measures that have been reconciled to their most comparable GAAP financial measures.  White Mountains believes these measures to be more relevant than comparable GAAP measures in evaluating White Mountains’ financial performance.

Adjusted comprehensive income (loss) is a non-GAAP financial measure that excludes the change in net unrealized gains (losses) from Symetra’s fixed maturity portfolio from comprehensive income (loss).  The reconciliation of adjusted comprehensive income (loss) to comprehensive income (loss) is included on page 8.

Adjusted book value per share is a non-GAAP measure which is derived by expanding the calculation of GAAP book value per White Mountains’ common share to exclude net unrealized gains (losses) from Symetra’s fixed maturity portfolio.  In addition, the number of common shares outstanding used in the calculation of adjusted book value per share are adjusted to exclude unearned restricted common shares, the compensation cost of which, at the date of calculation, has yet to be amortized. The reconciliation of adjusted book value per share to book value per share is included on page 7.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This earnings release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  All statements, other than statements of historical facts, included or referenced in this release which address activities, events or developments which we expect or anticipate will or may occur in the future are forward-looking statements.  The words “will,” “believe,” “intend,” “expect,” “anticipate,” “project,” “estimate,” “predict” and similar expressions are also intended to identify forward-looking statements.  These forward-looking statements include, among others, statements with respect to White Mountains’:

X	changes in adjusted book value per share or return on equity;

X	business strategy;

X	financial and operating targets or plans;

X	incurred losses and the adequacy of its loss and loss adjustment expense reserves and related reinsurance;

X	projections of revenues, income (or loss), earnings (or loss) per share, dividends, market share or other financial forecasts;

X	expansion and growth of our business and operations; and

X	future capital expenditures.

These statements are based on certain assumptions and analyses made by White Mountains in light of its experience and perception of historical trends, current conditions and expected future developments, as well as other factors believed to be appropriate in the circumstances. However, whether actual results and developments will conform to our expectations and predictions is subject to a number of risks and uncertainties that could cause actual results to differ materially from expectations, including:

X	the risks associated with Item 1A of White Mountains’ 2008 Annual Report on Form 10-K;

X	claims arising from catastrophic events, such as hurricanes, earthquakes, floods or terrorist attacks;

X	the continued availability of capital and financing;

X	general economic, market or business conditions;

X	business opportunities (or lack thereof) that may be presented to it and pursued;

X	competitive forces, including the conduct of other property and casualty insurers and reinsurers;

X	changes in domestic or foreign laws or regulations, or their interpretation, applicable to White Mountains, its competitors or its clients;

X	an economic downturn or other economic conditions adversely affecting its financial position;

X	recorded loss reserves subsequently proving to have been inadequate;

X	actions taken by ratings agencies from time to time, such as financial strength or credit ratings downgrades or placing ratings on negative watch;

X	other factors, most of which are beyond White Mountains’ control.

Consequently, all of the forward-looking statements made in this earnings release are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by White Mountains will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, White Mountains or its business or operations.  White Mountains assumes no obligation to publicly update any such forward-looking statements, whether as a result of new information, future events or otherwise.

WHITE MOUNTAINS INSURANCE GROUP, LTD.

CONDENSED CONSOLIDATED BALANCE SHEETS

(millions, except share amounts)

(Unaudited)

	September 30,	December 31,	September 30,
	2009	2008	2008
Assets
Fixed maturity investments	$5,936.2	$5,480.5	$6,160.1
Short-term investments	2,336.6	2,244.5	2,256.6
Common equity securities	307.6	552.7	1,393.4
Other long-term investments	377.5	416.2	583.9
Convertible fixed maturity investments	326.7	308.8	353.0
Total investments	9,284.6	9,002.7	10,747.0

Cash	258.1	409.6	220.8
Reinsurance recoverable on unpaid losses	2,834.1	3,050.4	3,265.4
Reinsurance recoverable on paid losses	41.0	47.3	50.8
Insurance and reinsurance premiums receivable	922.7	835.7	929.0
Funds held by ceding companies	123.8	163.3	203.0
Securities lending collateral	—	220.0	341.2
Investments in unconsolidated affiliates	356.1	116.9	195.0
Deferred acquisition costs	329.2	323.0	350.4
Deferred tax asset	512.6	724.0	484.9
Ceded unearned premiums	128.6	111.3	134.3
Value of acquired business in force - AFI	39.0	51.4	56.2
Accounts receivable on unsettled investment sales	47.0	78.2	27.0
Goodwill	19.6	19.5	26.6
Other assets	779.4	742.5	732.8
Total assets	$15,675.8	$15,895.8	$17,764.4

Liabilities
Loss and loss adjustment expense reserves	$6,953.6	$7,400.1	$7,936.8
Unearned insurance and reinsurance premiums	1,655.4	1,597.4	1,743.6
Debt	1,050.5	1,362.0	1,367.1
Securities lending payable	1.7	234.8	349.6
Deferred tax liability	343.6	306.0	369.2
Ceded reinsurance payable	152.1	101.3	100.4
Funds held under reinsurance treaties	85.3	79.1	75.1
Accounts payable on unsettled investment purchases	60.2	7.5	17.4
Other liabilities	1,125.7	1,295.1	1,043.6
Total liabilities	11,428.1	12,383.3	13,002.8

White Mountains’ common shareholders’ equity
White Mountains’ common shares and paid-in surplus	1,440.5	1,428.2	1,687.1
Retained earnings	2,116.2	1,751.9	2,495.4
Accumulated other comprehensive income (loss), after tax:
Equity in unrealized losses from investments in unconsolidated affiliates	(.3)	(1.1)	(.5)
Equity in net unrealized gains (losses) from Symetra’s fixed maturity portfolio	5.9	(197.3)	(146.7)
Net unrealized foreign currency translation gains (losses) and other	15.0	(82.9)	26.6
Total White Mountains’ common shareholders’ equity	3,577.3	2,898.8	4,061.9

Noncontrolling interests
Noncontrolling interest - OneBeacon Ltd.	337.4	283.5	337.1
Noncontrolling interest - WMRe Group Preference Shares	250.0	250.0	250.0
Noncontrolling interest - consolidated limited partnerships and A.W.G Dewar	83.0	80.2	112.6
Total noncontrolling interests	670.4	613.7	699.7
Total equity	4,247.7	3,512.5	4,761.6
Total liabilities and equity	$15,675.8	$15,895.8	$17,764.4

Common shares outstanding (000’s)	8,858	8,809	10,442

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WHITE MOUNTAINS INSURANCE GROUP, LTD.

BOOK VALUE AND ADJUSTED BOOK VALUE PER COMMON SHARE

(Unaudited)

	September 30,	June 30,	December 31,	September 30,
	2009	2009	2008	2008
Book value per common share numerators (in millions):

White Mountains’ common shareholders’ equity	$3,577.3	$3,204.1	$2,898.8	$4,061.9
Benefits to be received from share obligations under employee stock option plans	1.1	1.1	1.1	1.3
Book value per common share numerator	3,578.4	3,205.2	2,899.9	4,063.2
Equity in net unrealized (gains) losses from Symetra’s fixed maturity portfolio	(5.9)	120.4	197.3	146.7
Adjusted book value per common share numerator	$3,572.5	$3,325.6	$3,097.2	$4,209.9

Book value per common share denominators (in thousands of shares):

Common shares outstanding	8,857.6	8,857.6	8,808.8	10,442.0
Share obligations under employee stock option plans	6.0	6.0	6.0	7.8
Book value per common share denominator	8,863.6	8,863.6	8,814.8	10,449.8
Unearned restricted shares	(68.0)	(76.9)	(42.6)	(45.3)
Adjusted book value per common share denominator	8,795.6	8,786.7	8,772.2	10,404.5

Book value per common share	$403.72	$361.61	$328.97	$388.84
Adjusted book value per common share	$406.17	$378.48	$353.07	$404.62

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WHITE MOUNTAINS INSURANCE GROUP, LTD.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(millions, except per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Revenues:
Earned insurance and reinsurance premiums	$902.0	$935.7	$2,711.7	$2,786.5
Net investment income	66.2	105.7	204.5	334.2
Net realized and unrealized investment gains (losses)	170.7	(429.7)	362.3	(627.0)
Other revenue	63.8	6.3	109.6	101.4
Total revenues	1,202.7	618.0	3,388.1	2,595.1
Expenses:
Loss and loss adjustment expenses	544.1	697.6	1,616.2	1,969.0
Insurance and reinsurance acquisition expenses	181.9	190.5	543.9	556.0
Other underwriting expenses	122.7	120.4	366.8	364.6
General and administrative expenses	75.1	66.7	187.8	179.8
Accretion of fair value adjustment to loss and loss adjustment expense reserves	3.5	4.3	8.6	12.6
Interest expense on debt	17.1	20.4	54.3	61.5
Interest expense - dividends on preferred stock subject to mandatory redemption	—	—	—	11.8
Interest expense - accretion on preferred stock subject to mandatory redemption	—	—	—	21.6
Total expenses	944.4	1,099.9	2,777.6	3,176.9

Pre-tax income (loss)	258.3	(481.9)	610.5	(581.8)

Income tax (expense) benefit	(73.9)	151.6	(174.8)	187.1

Income (loss) before equity in earnings of unconsolidated affiliates, extraordinary item	184.4	(330.3)	435.7	(394.7)
Equity in earnings of unconsolidated affiliates	8.3	.8	17.8	7.2
Excess of fair value of acquired assets over cost	—	—	—	4.2

Net income (loss) before noncontrolling interests	192.7	(329.5)	453.5	(383.3)
Net (income) loss attributable to noncontrolling interests	(33.1)	52.8	(83.3)	40.6
Net income (loss) attributable to White Mountains’ common shareholders	159.6	(276.7)	370.2	(342.7)
Other comprehensive income, net of tax:
Change in equity in net unrealized gains (losses) from investments in unconsolidated affiliates	127.6	(80.8)	207.0	(141.8)
Change in foreign currency translation and other	80.8	(133.2)	98.8	(83.0)
Comprehensive income (loss) before noncontrolling interests	368.0	(490.7)	676.0	(567.5)
Comprehensive (income) loss attributable to noncontrolling interests	.9	—	(.9)	—
Comprehensive income (loss) attributable to White Mountains’ common shareholders	368.9	(490.7)	675.1	(567.5)
Change in net unrealized (gains) losses from Symetra’s fixed maturity portfolio	(126.3)	81.4	(206.2)	141.1
Adjusted comprehensive income (loss)	$242.6	$(409.3)	$468.9	$(426.4)

Basic earnings (loss) per common share	$18.02	$(26.19)	$41.85	$(32.53)

Diluted earnings (loss) per common share	$18.02	$(26.19)	$41.84	$(32.53)

Dividends declared and paid per common share	$—	$—	$1.00	$4.00

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WHITE MOUNTAINS INSURANCE GROUP, LTD.

YTD SEGMENT INCOME STATEMENTS

(in millions)

(Unaudited)

For the Nine Months Ended September 30, 2009

	OneBeacon	WMRe	Esurance	Other	Total
Revenues:
Earned insurance and reinsurance premiums	$1,470.8	$651.5	$589.4	$—	$2,711.7
Net investment income	92.4	82.8	18.5	10.8	204.5
Net realized and unrealized investment gains	239.1	72.7	34.7	15.8	362.3
Other revenue - foreign currency translation gain	—	54.6	—	—	54.6
Other revenue	16.2	30.2	40.0	(31.4)	55.0

Total revenues	1,818.5	891.8	682.6	(4.8)	3,388.1
Expenses:
Loss and loss adjustment expenses	861.9	327.9	426.4	—	1,616.2
Insurance and reinsurance acquisition expenses	294.3	131.5	118.1	—	543.9
Other underwriting expenses	236.4	74.2	56.2	—	366.8
General and administrative expenses	18.9	52.0	26.2	76.9	174.0
Amortization of Answer Financial purchase accounting adjustments	—	—	13.8	—	13.8
Accretion of fair value adjustment to loss and lae reserves	4.1	4.5	—	—	8.6
Interest expense on debt	30.1	19.7	—	4.5	54.3

Total expenses	1,445.7	609.8	640.7	81.4	2,777.6

Pre-tax income (loss)	$372.8	$282.0	$41.9	$(86.2)	$610.5

For the Nine Months Ended September 30, 2008

	OneBeacon	WMRe	Esurance	Other	Total
Revenues:
Earned insurance and reinsurance premiums	$1,390.3	$769.0	$627.2	$—	$2,786.5
Net investment income	137.8	141.9	25.1	29.4	334.2
Net realized and unrealized investment losses	(413.9)	(153.4)	(28.0)	(31.7)	(627.0)
Other revenue - foreign currency translation loss	—	(29.8)	—	—	(29.8)
Other revenue	10.6	16.0	28.3	76.3	131.2

Total revenues	1,124.8	743.7	652.6	74.0	2,595.1
Expenses:
Loss and loss adjustment expenses	878.7	611.4	479.5	(.6)	1,969.0
Insurance and reinsurance acquisition expenses	261.6	163.7	130.7	—	556.0
Other underwriting expenses	223.6	80.6	58.5	1.9	364.6
General and administrative expenses	14.5	25.8	22.4	106.5	169.2
Amortization of Answer Financial purchase accounting adjustments	—	—	10.6	—	10.6
Accretion of fair value adjustment to loss and lae reserves	9.0	3.6	—	—	12.6
Interest expense on debt	33.9	20.8	.5	6.3	61.5
Interest expense — dividends on preferred stock	11.8	—	—	—	11.8
Interest expense — accretion on preferred stock	21.6	—	—	—	21.6

Total expenses	1,454.7	905.9	702.2	114.1	3,176.9

Pre-tax loss	$(329.9)	$(162.2)	$(49.6)	$(40.1)	$(581.8)

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WHITE MOUNTAINS INSURANCE GROUP, LTD.

QTD SEGMENT INCOME STATEMENTS

(in millions)

(Unaudited)

For the Three Months Ended September 30, 2009

	OneBeacon	WMRe	Esurance	Other	Total
Revenues:
Earned insurance and reinsurance premiums	$492.8	$213.4	$195.8	$—	$902.0
Net investment income	34.4	22.0	6.2	3.6	66.2
Net realized and unrealized investment gains	117.6	27.0	12.9	13.2	170.7
Other revenue - foreign currency translation gain	—	23.2	—	—	23.2
Other revenue	5.7	10.0	13.4	11.5	40.6

Total revenues	650.5	295.6	228.3	28.3	1,202.7
Expenses:
Loss and loss adjustment expenses	298.2	104.3	141.6	—	544.1
Insurance and reinsurance acquisition expenses	101.4	40.9	39.6	—	181.9
Other underwriting expenses	79.4	23.9	19.4	—	122.7
General and administrative expenses	6.9	18.6	8.6	36.8	70.9
Amortization of Answer Financial purchase accounting adjustments	—	—	4.2	—	4.2
Accretion of fair value adjustment to loss and lae reserves	1.4	2.1	—	—	3.5
Interest expense on debt	9.1	6.6	—	1.4	17.1

Total expenses	496.4	196.4	213.4	38.2	944.4

Pre-tax income (loss)	$154.1	$99.2	$14.9	$(9.9)	$258.3

For the Three Months Ended September 30, 2008

	OneBeacon	WMRe	Esurance	Other	Total
Revenues:
Earned insurance and reinsurance premiums	$471.2	$255.3	$209.2	$—	$935.7
Net investment income	43.1	44.0	8.7	9.9	105.7
Net realized and unrealized investment losses	(355.9)	(42.2)	(15.7)	(15.9)	(429.7)
Other revenue - foreign currency translation loss	—	(43.9)	—	—	(43.9)
Other revenue	4.4	15.3	12.5	18.0	50.2

Total revenues	162.8	228.5	214.7	12.0	618.0
Expenses:
Loss and loss adjustment expenses	303.4	241.7	152.4	.1	697.6
Insurance and reinsurance acquisition expenses	92.6	56.9	41.0	—	190.5
Other underwriting expenses	74.3	24.6	20.9	.6	120.4
General and administrative expenses	7.1	16.8	11.7	25.2	60.8
Amortization of Answer Financial purchase accounting adjustment	—	—	5.9	—	5.9
Accretion of fair value adjustment to loss and lae reserves	3.0	1.3	—	—	4.3
Interest expense on debt	11.0	6.9	.1	2.4	20.4
Interest expense — dividends on preferred stock	—	—	—	—	—
Interest expense — accretion on preferred stock	—	—	—	—	—

Total expenses	491.4	348.2	232.0	28.3	1,099.9

Pre-tax loss	$(328.6)	$(119.7)	$(17.3)	$(16.3)	$(481.9)

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WHITE MOUNTAINS INSURANCE GROUP, LTD.

SUMMARY OF GAAP RATIOS AND PREMIUMS

(Unaudited)

	OneBeacon				OneBeacon
	Three Months Ended September 30, 2009				Nine Months Ended September 30, 2009
	Specialty	Commercial	Personal	Total (1)	Specialty	Commercial	Personal	Total (1)
GAAP Ratios
Loss and LAE	51%	63%	69%	60%	44%	58%	75%	59%
Expense	39%	37%	32%	37%	39%	38%	31%	36%
Total GAAP Combined	90%	100%	101%	97%	83%	96%	106%	95%
Dollars in millions
Net written premiums	$212.5	$163.2	$128.3	$503.9	$567.9	$505.3	$397.9	$1,471.2
Earned premiums	$180.8	$171.4	$140.5	$492.8	$515.0	$518.7	$436.8	$1,470.8

	Three Months Ended September 30, 2008				Nine Months Ended September 30, 2008
OneBeacon	Specialty	Commercial	Personal	Total (1)	Specialty	Commercial	Personal	Total (1)
GAAP Ratios
Loss and LAE	63%	64%	65%	64%	56%	63%	65%	63%
Expense	37%	37%	32%	36%	36%	37%	32%	35%
Total Combined	100%	101%	97%	100%	92%	100%	97%	98%
Dollars in millions
Net written premiums	$190.7	$180.0	$163.4	$534.1	$460.2	$551.9	$477.0	$1,489.4
Earned premiums	$129.5	$181.7	$160.0	$471.2	$359.3	$545.4	$485.3	$1,390.3

	White Mountains Re		Esurance		White Mountains Re		Esurance
	Three Months Ended		Three Months Ended		Nine Months Ended		Nine Months Ended
	September 30,		September 30,		September 30,		September 30,
	2009	2008	2009	2008	2009	2008	2009	2008
GAAP Ratios
Loss and LAE	49%	95%	72%	73%	50%	79%	72%	77%
Expense	30%	32%	30%	29%	32%	32%	30%	30%
Total Combined	79%	127%	102%	102%	82%	111%	102%	107%
Dollars in millions
Gross written premiums	$211.3	$224.0	$205.5	$213.4	$835.6	$912.3	$600.3	$643.1
Net written premiums	$171.3	$208.4	$204.8	$212.6	$672.3	$783.4	$598.5	$640.6
Earned premiums	$213.4	$255.3	$195.8	$209.2	$651.5	$769.0	$589.4	$627.2

(1) Includes results from runoff operations.

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